Universal Corporation Logo

 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594

                                  PRESS RELEASE

                    CONTACT                                RELEASE
         Karen M. L. Whelan                                2:15 p.m.
              Phone:  (804) 359-9311                       October 24, 2000
              Fax:    (804) 254-3594
                 Email:  investor@universalleaf.com

              Universal Corporation Reports First Quarter Earnings
                   Richmond, VA, October 24, 2000 / PRNEWSWIRE

                  Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, announced today at the company's annual shareholder meeting that net income for its first quarter of fiscal year 2001, which ended September 30, 2000, was $25.0 million, or $.89 per share, compared to $29.5 million, or $.93 per share, in the first quarter of fiscal year 2000. Last year's first quarter earnings were particularly strong due to favorable timing of leaf shipments and a one-time gain of $2.5 million after taxes, or $.08 per share, from the sale of the company's interest in a tobacco joint venture. Earnings in this year's first quarter were also negatively impacted by an increase in the effective tax rate from 36% to 39% due to a higher proportion of foreign income in the company's earnings. Revenues were $651 million compared to $787 million in the first quarter of fiscal year 2000, reflecting smaller U. S. crops, favorable timing differences last year, and the effect of the stronger U. S. dollar on the Dutch lumber distribution business.

         Tobacco earnings in the first quarter of last year were favorably affected by several occurrences. In addition to the gain on the joint venture sale mentioned above, the company also had large shipments held over from the previous year in its Oriental tobacco joint venture, and benefited from carryover shipments of African and dark air-cured leaf. Oriental tobacco shipments for the entire fiscal year 2001 should be at more normal levels. In addition, due to the late start this year of the auction markets in Zimbabwe, management expects shipments from Zimbabwe's large crop to take place late in this fiscal year. Dark tobacco is experiencing some decline in demand for certain styles of cigar filler, although wrapper demand remains firm, and the company expects its second quarter to benefit somewhat from shipments that customers delayed from the first quarter. Volumes in South America and Western Europe were ahead of last year's pace in the first quarter.

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                                                           Universal Corporation
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         Results of the lumber and building  product segment suffered during the first quarter from a 14 percent decline in the guilder  relative to the U.
      S.  dollar,   which  more  than  offset  improved  local  currency  sales.
      Construction activity in the Netherlands continues to be strong although there are some indications that capacity constraints, particularly a shortage of skilled labor, may slow future growth in construction. In agri-products, intense competition in confectionery sunflower seeds and cashew nuts continued to negatively influence results; however tea volumes and margins were somewhat improved.

         Allen B. King, President and Chief Operating Officer, said, "We are pleased with our first quarter performance, especially in view of the difficult conditions prevailing in many of our tobacco and non-tobacco markets. World leaf markets appear to be improving as cigarette sales recover in a number of areas and surplus leaf inventories move into the market. We continue to be concerned about the situation in the United States where declining crops and non-competitive prices are affecting our sales volumes. Despite the evident flaws in the leaf tobacco support price program, no clear consensus for change has yet emerged and we are doubtful that meaningful reforms will be enacted in time to reverse the current U.
      S. leaf market decline. We generally expect the lower U.S. volumes to be offset by increased business in international markets. It is likely that movement of volumes from the United States to our international operations will affect quarterly comparisons in the future, and volatility resulting from particular crop conditions and shipment timing issues will continue to make prediction of quarterly earnings difficult."

         Mr. King continued, "A move to direct contracting with tobacco farmers in the United States is appearing increasingly likely, which could lead to the end of the U.S. auction system and create new difficulties for export customers. We are well prepared for this outcome should it occur. We are continuing to pursue our fundamental strategy and despite challenging conditions particularly in the United States, we expect solid performance for the remainder of the fiscal year."

         Universal's share repurchase program is continuing, and to date 8.5 million shares of Universal common stock have been acquired for a total cost of approximately $227 million, leaving 27.6 million shares outstanding. Currently, $73 million out of the total $300 million authorized by the Board is available for future purchases.

         The company cautions readers that any forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the company's products and services, costs incurred in providing these products and services, timing of shipments to customers, changes in market structure, and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the guilder (Euro). Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management's Discussion and Analysis section of the company's Annual Report on Form 10-K for the year ended June 30, 2000, as filed with the Securities and Exchange Commission. For more information, visit Universal's web site at www.universalcorp.com.

         At 4:00 p.m. (Eastern Time), the company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.vcall.com or www.universalcorp,com at that time. A replay of the call will also be available for seven days at those web sites or by dialing 888-203-1112 or 719-457-0820, pass code 664932.

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                                                           Universal Corporation
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                              UNIVERSAL CORPORATION
                         UNAUDITED STATEMENTS OF INCOME
               FOR THE QUARTERS ENDED SEPTEMBER 30, 2000 AND 1999
                (Dollars in thousands, except per-share amounts)

                                                            Three Months
                                                        2000             1999
                                                        ----             ----
Sales and other operating revenues                    $650,765         $787,006
Costs and expenses
   Cost of goods sold                                  529,182          661,051
   Selling, general and administrative                  69,647           74,374
                                                      --------         --------

Operating income                                        51,936           51,581
    Equity in pretax earnings of unconsolidated
       affiliates                                        1,349            6,596
    Interest expense                                    14,829           11,776
                                                      --------         --------

Income before income taxes and other items              38,456           46,401
    Income taxes                                        14,998           16,704
    Minority interests                                  (1,507)             195
                                                      --------         --------

Net income                                            $ 24,965         $ 29,502
                                                      ========         ========

Earnings per share                                       $ .89            $ .93
Diluted earnings per share                               $ .89            $ .93

Denominator for earnings per share
  (weighted average shares)
      Basic                                         28,055,105       31,692,282
      Diluted                                       28,060,565       31,707,944


See accompanying notes.


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                                                           Universal Corporation
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 NOTES

1. Certain amounts in prior year statements have been reclassified to conform to the current year presentation.

2. Contingencies: At September 30, 2000, total exposure under guarantees issued for banking facilities of unconsolidated affiliates and suppliers was approximately $58 million. Other contingent liabilities approximate $19 million. The company's Brazilian subsidiaries have been notified by the tax authorities of proposed adjustments to the income tax returns filed in prior years. The total contingent liability, including penalties and interest, approximates $23 million. The company believes the Brazilian tax returns filed were in compliance with the applicable tax code. The numerous proposed adjustments vary in complexity and amounts. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the company believes that the ultimate disposition will not have a material adverse effect on the company's consolidated financial position or results of operations.

     Comprehensive Income
      -------------------------------------------------------------------------
        Periods ended September 30                            Three months
      -------------------------------------------------------------------------
        (in thousands)                                   2000            1999
      -------------------------------------------------------------------------
       Net income                                      $24,965         $29,502
       Foreign currency translation adjustment             226             821
      -------------------------------------------------------------------------
           Comprehensive income                        $25,191         $30,323
      -------------------------------------------------------------------------

4.   Reportable Segment Data  (in thousands)
      -------------------------------------------------------------------------
       Sales and other operating revenues                   Three months
      -------------------------------------------------------------------------
      Periods ended September 30,                       2000            1999
      -------------------------------------------------------------------------
       Tobacco                                       $402,245        $513,773
       Lumber and building products                   129,662         142,021
       Agri-products                                  118,858         131,212
      -------------------------------------------------------------------------
       Total                                         $650,765        $787,006
      -------------------------------------------------------------------------

      -------------------------------------------------------------------------
      Operating income                                       Three months
      -------------------------------------------------------------------------
      Periods ended September 30,                       2000            1999
      -------------------------------------------------------------------------
      Tobacco                                         $46,780         $48,606
      Lumber and building products                      7,650           8,810
      Agri-products                                     3,757           5,058
                                                   ----------------------------
      Total segments                                   58,187          62,474

      Less:  Corporate expenses                         4,902           4,297
             Equity in pretax earnings of
             unconsolidated affiliates                  1,349           6,596
      -------------------------------------------------------------------------
      Operating income                                $51,936         $51,581
      -------------------------------------------------------------------------

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